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                                                                 Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and the related Prospectus of NACCO Industries, Inc. for the offer by selling stockholders to exchange up to 670,490 shares of Class A Common Stock for 670,490 shares of Class B Common Stock of NACCO Industries, Inc. and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP

                                                     Ernst & Young LLP


Cleveland, Ohio
January 7, 2005